VITAL LIVING

Company Contact           Investor Contacts             AHI Contact
Brad Edson, CEO           Lippert/Heilshorn             Jeff Davis
                          & Associates
Vital Living, Inc.        Bruce Voss (bvoss@lhai.com)   Dir of Public Relations
480.784.6700              Martin Halsall
                          (mhalsall@lhai.com)           602-604-5123
bedson@vitalliving.com    310.691.7100                  jdavis@azheart.come-mail
www.vitalliving.com       www.lhai.com                  www.azheart.com




APRIL 10, 2002

  ARIZONA HEART INSTITUTE ENDORSES & APPROVES VITAL LIVING'S CARDIOVASCULAR
                       NUTRACEUTICAL FOR ITS PATIENTS

    Vital Living's Science-Based Cardiovascular Formulation, Developed in Conjunction with AHI Physicians, Will Complement Drug Therapy and Other
                                 Treatments


TEMPE, AZ. (April 10, 2002) - Vital Living, Inc. (OTCBB: VTLV), The Physician Nutraceutical CompanySM, has successfully met its milestones in its exclusive three year distribution agreement with the Arizona Heart Institute (AHI), whereby AHI's physicians will prescribe the Vital Living Cardiovascular Nutraceutical to benefit the heart health of their patients. The new formulation was developed jointly and includes nutritional supplements that have been shown to be beneficial in clinical trials or are recommended by national guidelines. The ingredients, dosages, and delivery mechanisms in the proprietary nutraceutical were based on the present state of scientific knowledge to maximize safety, efficacy and compliance, and to complement established pharmacological treatments.

AHI agreed to the formulation of the nutraceutical and to formally endorse it with the use of the AHI logo, two important milestones that now enable the product to be prescribed by AHI's physicians. The nutraceutical will be

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incorporated  in  the AHI healthy heart protocol that every patient  receives before leaving AHI, and is intended to complement other treatments such as drugs and lifestyle changes. The nutraceutical will be available in July, and the agreement is for three years. AHI and its 15 affiliates serve over 25,000 new patients each year. Vital Living and AHI will also jointly introduce the cardiovascular nutritional regimen to AHI's active database of 150,000 heart patients.

Brad Edson, CEO of Vital Living, commented, "We all know that nutrition is important to cardiovascular health. Clinical trials show that specific nutritional supplements improve cardiovascular health and national guidelines recommend specific supplements. Yet, there has not been a product on the market that patients and physicians can embrace that reflects all of this knowledge. We are pleased to have the Arizona Heart Institute, a world-renowned pioneer in cardiology, as our first partner in bringing the benefits of our science based nutraceutical to all of its patients. We believe this is an industry first - we collaborated with a world-renowned heart institute and its physicians to develop a science-based proprietary supplement, incorporate it into an overall health program including a lifestyle program, and reach a targeted audience of heart patients. We believe this collaboration will improve the health and quality of life for AHI's patients."

Ted Diethrich, M.D., founder and medical director of AHI, said, "Once patients leave our facility, it is critical that they continue with a comprehensive exercise and diet regimen that is complementary to their drug therapy. Our relationship with Vital Living is yet another example of our commitment at AHI to provide our patients with leading-edge therapies to improve their heart health. I believe that the Vital Living nutritional program will be of great benefit to our patients, and look forward to our collaboration."

About AHI

Based in Phoenix, AHI is a multi-specialty outpatient facility dedicated to the prevention, detection and treatment of cardiovascular disorders. AHI has the distinction of being the nation's first freestanding outpatient clinic built solely to combat heart disease, and specializes in today's most advanced non-surgical interventional therapies that replace traditional
scalpel   and   suture  treatment  for  heart  and  blood   vessel   disease.
(www.azheart.com)

About Vital Living
Vital Living develops and markets evidence-based nutraceuticals formulated by physicians  for distribution through physicians.  The company  is  developing and  testing  nutraceuticals in collaboration with  leading  medical  experts

based   on   the   best  available  scientific  evidence.    Vital   Living's

nutraceuticals are designed to be incorporated by physicians into a  standard physician/patient  program,  supported by  a  specially  designed  compliance

regimen.   The Company's initial area of focus is cardiovascular health,  the leading  health concern in America affecting 58 million consumers,  according to the U.S. Centers for Disease Control and Prevention (CDC).



Forward-Looking Statements: Except for historical information, the matters discussed in this press release contain forward-looking statements, which involve certain risks and uncertainties that could cause actual results to differ, including activities, events or developments that the Company expects, believes or anticipates will or may occur in the future. A number of such statements are subject to assumptions, risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements, including, but not limited to: any perceived or actual benefits of the AHI agreement, the market acceptance and amount of sales derived from the AHI agreement, the competitive environment within the nutraceutical industry, the Company's ability to continue to successfully market and provide its products and services and maintain their effectiveness, the continuation of the arrangements with the Company's product development partners, the ability of the Company to meet its financial projections, and general economic conditions. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update or revise forward-looking statements whether as a result of new information or otherwise.
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